                                                                    EXHIBIT 99.1

                  SYMYX TECHNOLOGIES REPORTS THIRD QUARTER 2004
                                FINANCIAL RESULTS

SANTA CLARA, CALIFORNIA, OCTOBER 21, 2004 - Symyx Technologies, Inc. (Nasdaq:
SMMX) today reported financial results for year-to-date and the third quarter ended September 30, 2004.

Revenue for the quarter was $19.6 million compared with $14.5 million for the same quarter in 2003, consisting of $10.3 million in service revenue largely from research collaborations, $5.1 million from Discovery Tools(R) product sales and $4.1 million in license fees and royalties. Just over half the revenue for the quarter resulted from the performance of services, 26% from product sales and 21% from license and royalty revenue, including software licensing.

This overall 35% increase in quarterly revenue resulted largely from the expansion of revenue under the alliance with Exxon Mobil Corp., the commencement of new research services agreements with a major healthcare company and a major petrochemical company, shipment of newly developed Discovery Tools to ExxonMobil and Discovery Tools Core(X)(TM) modules to two pharmaceutical companies, the start of a new software pilot with an existing customer, and the execution of a license agreement with UOP LLC. In addition, the original research collaboration with BP was extended through the end of 2005. Finally, in September, the Dow Chemical Company announced commencement of commercial production of VERSIFY Plastomers and Elastomer*, a family of products manufactured using Symyx discovered catalysts. VERSIFY polymers are designed to improve optics, sealing performance, elasticity, flexibility, and softness for packaging producers, manufacturers of thermoplastic elastomers and olefins, and converters in the consumer products sector. Symyx expects to receive royalties from the sale of these polymers beginning in the first quarter 2005.

Income from operations for the quarter was $3.9 million, compared with $419,000 for the same period last year. Net income for the quarter was $2.8 million, with diluted earnings per share of $0.08, compared with net income for the same period last year of $652,000 and diluted earnings per share of $0.02.

Revenue for the first three quarters of 2004 was $58.0 million, compared with $44.3 million for the same period last year, a 31% increase. Year-to-date operating income was $9.0 million, compared with $1.5 million for the same period last year, an increase of 500%. Year-to-date net income was $6.5 million, with diluted earnings per share of $0.19, compared with net income for the same period last year of $2.0 million and diluted earnings per share of $0.06.

Total expenses for the quarter were $15.7 million compared with $14.1 million in the third quarter 2003. Cost of products sold was $1.4 million compared with $154,000 in the third quarter 2003, reflective of the mix of the products delivered during the periods. Research and development expenses were $9.9 million compared with $10.4 million in the third quarter 2003, largely the result of employees transitioning to Ilypsa, Inc. at the time it moved into its own facilities. Ilypsa is a company spun out of Symyx in May 2003 to pursue therapeutic application of certain of Symyx's technologies. Sales, general and administrative expenses were $4.4 million compared with $3.5 million in the third quarter of 2003, an increase largely due to expansion of business


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development and the cost of compliance with the Sarbanes-Oxley Act. Year-to-date total expenses were $49.0 million compared with $42.8 million for the same period last year.

Symyx ended the quarter with $152.8 million in cash, cash equivalents and available-for-sale securities compared to $138.7 million at December 31, 2003.

Symyx's intellectual property portfolio at the end of the third quarter included over 200 issued patents and over 420 patent applications on file worldwide, covering methodology, composition of matter, instrumentation and software.

2004 FINANCIAL OUTLOOK

Based on currently expected timing of commencement of agreements under discussion, Symyx forecasts revenue for the full year 2004 of approximately $85 million, income from operations of approximately $14-15 million and diluted earnings per share of approximately $0.28-$0.30. Symyx expects total revenue for the fourth quarter of 2004 of approximately $25 million and diluted earnings per share of approximately $0.9-$0.11.

2005 FINANCIAL OUTLOOK

Based on currently committed 2005 revenue and the size and status of in-process negotiations, Symyx currently estimates total revenue for 2005 of $100-110 million with target operating margins of approximately 20%.

CONFERENCE CALL AND WEBCAST

Steven Goldby, chairman and chief executive officer, and Jeryl Hilleman, senior vice president and chief financial officer, will host a conference call at 11:00 am ET, 8:00 am PT, on Thursday, October 21, to discuss Symyx's recent business and financial results and outlook. A question and answer session will follow immediately. The dial-in number for domestic (including Canada) callers is 888-578-6632 and for international callers is 719-955-1564. A replay of the conference call will be available from 11:00 am PT on October 21 until 9:00 pm PT on November 4. To access the replay, the domestic (including
Canada) dial-in number is 888-203-1112 and the international dial-in number is 719-457-0820, reservation number 991842. The replay will also be available at http://www.symyx.com. The conference call and replay are open to all interested parties.

ABOUT SYMYX

Symyx develops and applies high-throughput experimentation for the discovery of innovative materials for chemical and petrochemical, pharmaceutical development, electronics, consumer goods, and automotive customers. Symyx works with companies seeking to transform their search for better products and processes through research collaborations, Discovery Tools(R) sales, and the license of materials, intellectual property, and software. Information about Symyx, including reports and other information filed by the Company with the Securities and Exchange Commission, is available at www.symyx.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, that Symyx expects to receive royalties from the sale of the VERSIFY Plastomers and Elastomers commencing in the first quarter 2005; that Symyx forecasts revenue for the full year 2004 of approximately $85 million, income


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from operations of approximately $14-15 million and diluted earnings per share of approximately $0.28-$0.30; that Symyx expects total revenue for the fourth quarter of 2004 of approximately $25 million and diluted earnings per share of approximately $0.9-$0.11; that Symyx expects to enter into additional significant contracts by the end of 2004 or early in 2005; that Symyx currently estimates total revenue for the year of $100-$110 million with target operating margins of approximately 20%. These forward-looking statements involve risks, uncertainties and assumptions, including: (1) market acceptance of Symyx's products and services; (2) uncertainties relating to the pace, quality or number of discoveries of new materials; (3) the dependence on collaborators to continue relationships and to successfully commercialize products; (4) uncertainties of patent protection and litigation; (5) future growth strategy, including impact of acquisitions, mergers or other changes in business strategy; (6) general economic conditions in the United States and in major European and Asian markets; (7) exposure to risks associated with export sales and operations; (8) natural disasters, power failures and other disasters; (9) incorrect expectations regarding Symyx's receipt of royalties, securing additional contracts and revenue and income forecasts; and (10) and other risks that are described from time to time in Symyx's filings with the Securities and Exchange Commission, (including but not limited to Symyx's annual report on Form 10-K for the year ended December 31, 2003 and Symyx's Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 ). If any of these risks or uncertainties materializes or any of the assumptions proves incorrect, Symyx's results could differ materially from Symyx's expectations in these statements. Symyx assumes no obligation, and does not intend to update these forward-looking statements.


* a trademark of the Dow Chemical Company

                                       ##

FOR MORE INFORMATION:
---------------------
Jeryl L. Hilleman
Senior Vice President &
Chief Financial Officer
Symyx Technologies, Inc.
(408) 773-4000
ir@symyx.com


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                            SYMYX TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                                   THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                                      SEPTEMBER 30,                SEPTEMBER 30,
                                                                                ------------------------     -----------------------
                                                                                  2004           2003          2004           2003
                                                                                --------       --------      --------       --------
Revenue:
  Service revenue from research collaborations                                  $10,299        $ 9,979        $30,789        $27,077
  Service revenue - related party                                                     7            595          1,168          1,030
  Product sales                                                                   5,120            959         15,484          9,586
  License fees and royalties                                                      4,132          2,936         10,512          6,632
                                                                                --------       -------        --------       -------
     Total revenue                                                               19,558         14,469         57,953         44,325

Operating expenses:
  Cost of products sold                                                           1,437            154          5,055          2,032
  Research and development                                                        9,857          9,816         29,960         28,909
  Research and development - related party                                            7            595          1,168          1,030
  Sales, general and administrative                                               4,375          3,485         12,797         10,856
                                                                                --------       -------        --------       -------
     Total operating expenses                                                    15,676         14,050         48,980         42,827
                                                                                --------       -------        --------       -------

Income from operations                                                            3,882            419          8,973          1,498

Interest and other income (expense), net                                            610            439          1,845          1,506
                                                                                --------       -------        --------       -------

Income before income tax expense                                                  4,492            858         10,818          3,004

Income tax expense                                                                1,720            206          4,327          1,021
                                                                                --------       -------        --------       -------

Net income                                                                      $ 2,772        $   652        $ 6,491        $ 1,983
                                                                                ========       =======        ========       =======

Basic net income per share                                                      $  0.09        $  0.02        $  0.20        $  0.06
                                                                                ========       =======        ========       =======

Shares used in computing basic net income per share                              32,118         31,303         31,985         31,082
                                                                                ========       =======        ========       =======

Diluted net income per share                                                    $  0.08        $  0.02        $  0.19        $  0.06
                                                                                ========       =======        ========       =======

Shares used in computing diluted net income per share                            33,428         33,065         33,719         32,264
                                                                                ========       =======        ========       =======


Note: Earning per share, or EPS, for each quarter is computed using the weighted-average number of shares outstanding during that quarter, while EPS for the year-to-date period is computed using the weighted-average number of shares outstanding during the period. Thus, the sum of the EPS for each of the quarters may not equal the EPS for the year-to-date period.


                 SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
                                 (IN THOUSANDS)

                                                                   SEPTEMBER 30,             DECEMBER 31,
                                                                       2004                      2003
                                                                   -------------             -----------
                                                                    (UNAUDITED)                 (NOTE)
Cash, cash equivalents and available-for-sale securities           $  152,847                $ 138,698

Working capital                                                       147,124                  131,154

Property, plant and equipment, net                                     23,234                   25,681

Total assets                                                          190,339                  177,536

Current liabilities                                                    17,551                   18,098

Stockholders' equity                                                  172,788                  159,438


NOTE: The selected consolidated balance sheet information at December 31, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.